FOR IMMEDIATE RELEASE	April 1, 2015
Contact: Susan Jordan 732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW MORTGAGE LOANS

FREEHOLD, NJ, April 1, 2015........ UMH Properties, Inc. (NYSE: UMH) today announced that it has successfully completed the financing of ten manufactured home communities through Wells Fargo Bank, N. A. for total proceeds of approximately $57.7 million. These ten Federal Home Loan Mortgage Corporation (Freddie Mac) mortgage loans have 10-year maturities with principal repayments based on 30-year amortization schedules. Interest on these mortgages are at a weighted-average fixed rate of 3.87%. Proceeds from these mortgages were used to repay $15.7 million of existing mortgages and for other corporate purposes.

Samuel A. Landy, President and Chief Executive Officer commented, "We are very pleased to continue our long-term relationship with Wells Fargo Bank and appreciate their support. These new loans demonstrate the value of our communities and further strengthens the financial flexibility and balance sheet of our company enabling us to continue to capitalize on opportunities presented to us and to execute our growth strategy.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates eighty-nine manufactured home communities containing approximately 15,200 developed home sites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

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